                                                                    Exhibit 99.1

NEWS RELEASE                       Contact:          Kent Madsen
For Immediate Release                                15 West South Temple Street
                                                     Suite 520
                                                     Salt Lake City UT 84101
                                                     Phone (801) 524-8939

                           MACC PRIVATE EQUITIES INC.
               GOING CONCERN QUALIFICATION IN FINANCIAL STATEMENTS

SALT LAKE CITY,  UT -- (January 21,  2005) -- On January 13, 2005,  MACC Private
Equities Inc.  (NASDAQ  SmallCap  Market:  MACC) filed its annual report on Form
10-K for the  fiscal  year  ended  September  30,  2004.  MACC is the  parent of
MorAmerica  Capital  Corporation,  a small  business  investment  company (SBIC)
licensed by the U.S. Small Business  Administration  (SBA). At the present time, substantially all of MACC's  investment  activities and assets are in MorAmerica
Capital.

As an SBIC, MorAmerica Capital is required to comply with SBA regulations, which include capital  impairment  rules.  Due in part to a payment made on January 5,
2005 pursuant to a settlement agreement with respect to arbitration  proceedings against  MorAmerica  Capital and other parties,  MorAmerica  Capital exceeds the maximum impairment  percentage as of September 30, 2004.  Accordingly,  SBA will have the discretion not to extend additional financing to MorAmerica Capital and the right to declare MorAmerica Capital's debentures, currently in the principal amount of $25.8 million, in default, to accelerate  MorAmerica Capital's payment obligations under the debentures and to seek appointment of SBA as receiver. For this reason, MACC's independent  registered public accounting firm, KPMG LLP has included a going  concern  paragraph in its report on MACC's  September 30, 2004 consolidated  financial  statements which have been prepared  assuming MACC will continue as a going concern.  Further  information is contained in MACC's annual report.

This  press  release  contains  certain  forward-looking  statements  within the meaning  of the  Private  Securities  Litigation  Reform  Act of 1995 (the "1995
Act").  Such  statements  are  made  in  good  faith  by  MACC  pursuant  to the safe-harbor  provisions of the 1995 Act, and are  identified as including  terms such as "may," "will," "should," "expects," "anticipates," "estimates," "plans,"
or similar language. In connection with these safe-harbor  provisions,  MACC has identified  in its  Annual  Report to  Shareholders  for the  fiscal  year ended
September 30, 2003,  important factors that could cause actual results to differ materially from those contained in any  forward-looking  statement made by or on behalf of MACC,  including,  without limitation,  the high risk nature of MACC's portfolio  investments,  the effects of general  economic  conditions  on MACC's portfolio  companies,  the effects of recent or future  losses on the ability of
MorAmerica  Capital to comply with applicable  regulations of the Small Business
Administration  and MorAmerica  Capital's ability to obtain future funding,  any actions  taken by SBA with  respect  to  MorAmerica  Capital's  current  capital impairment,  any failure to achieve annual investment level objectives,  changes in  prevailing  market  interest  rates,  and  contractions  in the  markets for corporate acquisitions and initial public offerings.  MACC further cautions that such factors are not exhaustive or exclusive.  MACC does not undertake to update any  forward-looking  statement  which  may be made  from  time to time by or on behalf of MACC.

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